Exhibit 99.1

October 30, 2017	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES 16.8% INCREASE IN NET INCOME FOR THE THIRD QUARTER OF 2017

Glen Head, New York, October 30, 2017 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and nine months ended September 30, 2017.  In the highlights that follow, all comparisons are of the current three or nine-month period to the same period last year unless otherwise indicated.

THIRD QUARTER HIGHLIGHTS

•	Net Income increased 16.8% to $9.3 million from $8.0 million
•	EPS increased 11.8% to $.38 from $.34
•	Cash Dividends Per Share increased 7.1% to $.15 from $.14
•	The Mortgage Loan Pipeline at quarter end was $118 million
•	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

NINE MONTH HIGHLIGHTS

•	Net Income increased 18.0% to $27.6 million from $23.4 million
•	EPS increased 10.8% to $1.13 from $1.02
•	Book Value Per Share increased 9.1% from $12.90 at 12/31/16 to $14.07 at 9/30/17
•	17.2% growth in the average balance of Loans
•	10.1% growth in the average balance of Noninterest-Bearing Checking Deposits
•	8.7% growth in the average balance of Total Deposits
•	15.3% growth in average Stockholders’ Equity

Analysis of Earnings – Nine Months Ended September 30, 2017

Net income for the first nine months of 2017 was $27.6 million, an increase of $4.2 million, or 18.0%, over the same period last year.  The increase is primarily attributable to increases in net interest income of $8.5 million, or 13.3%, and noninterest income, before securities gains, of $931,000, or 16.5%.  The impact of these items was partially offset by increases in the provision for loan losses of $1.7 million, noninterest expense, before debt extinguishment costs, of $1.7 million, or 4.5%, and income tax expense of $1.8 million.

The increase in net interest income was mainly attributable to growth in average interest-earning assets of $352.3 million, or 11.0%, which was driven by an increase in the average balance of loans of $398.8 million, or 17.2%.  Although most of the loan growth occurred in mortgage loans, commercial and industrial loans also grew with an increase in average outstandings of $25.9 million, or 26.2%.  In addition to a $34.5 million decrease in the average balance of investment securities, the growth in loans was almost entirely funded by growth in the average balances of noninterest-bearing checking deposits of $78.8 million, or 10.1%, interest-bearing deposits of $143.3 million, or 8.0%, short-term borrowings of $94.3 million and stockholders’ equity of $43.6 million, or 15.3%.  Substantial contributors to the growth in deposits were new branch openings and the Bank’s ongoing municipal deposit initiative.  Substantial contributors to the growth in stockholders’ equity were net income, $35.3 million of capital raised in an underwritten public offering in the first half of 2016 and the ongoing issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan.  These sources of capital were partially offset by the declaration of cash dividends and a decrease in the after-tax amount of unrealized gains on available-for-sale securities.

Net interest income also benefitted from an improvement in the Bank’s net interest margin.  Net interest margin was 2.92% for the first nine months of 2017 as compared to 2.89% for the comparable period in 2016.  The increase in net interest margin is attributable to higher portfolio yields on loans and securities and an increase in prepayment penalties and late charges from $1.5 million for the first nine months of 2016 to $1.8 million for the current nine month period.  The impact of these items was partially offset by higher rates on deposits and borrowings.  The current level of net interest margin reflects the low interest rate environment that has persisted for an extended period of time.  Management anticipates that net interest margin may be difficult to maintain and could even decline and inhibit earnings growth.

The increase in noninterest income, before securities gains, of $931,000, or 16.5%, is primarily attributable to increases in income from bank-owned life insurance (“BOLI”) of $345,000, service charges on deposit accounts of $140,000, checkbook income of $83,000 and Investment Management Division income of $67,000.  Also contributing to the increase in noninterest income were refunds of sales taxes, real estate taxes and telecommunications charges amounting to $184,000.  Cash value accretion increased largely because of purchases of BOLI during the first quarter of 2017 with an initial cash value of $25 million.  The increase in service charges on deposit accounts is due to higher overdraft and maintenance and activity charges resulting from, among other things, growth in the number of deposit accounts.  Growth in the number of deposits accounts also contributed to the increase in checkbook income.  Investment Management Division income increased largely because improved equity market conditions resulted in an increase in assets under management.

The increase in noninterest expense, before debt extinguishment costs, of $1.7 million, or 4.5%, is primarily attributable to increases in salaries of $1.5 million, or 9.2%, employee benefits expense of $280,000, or 5.4%, occupancy and equipment expense of $601,000, or 8.7%, marketing expense of $320,000, dues and subscriptions of $113,000 and legal fees of $94,000.  The impact of these items was partially offset by decreases in consulting fees of $663,000, computer and telecommunications expense of $538,000 and FDIC insurance expense of $216,000.  The increase in salaries is primarily due to new branch openings, additions to staff in the back office, higher stock-based compensation expense and normal annual salary adjustments.  The increase in employee benefits expense resulted primarily from increases in group health insurance expense of $233,000, incentive compensation expense of $95,000 and payroll tax expense of $76,000, partially offset by a decrease in retirement plan expense of $200,000.  The increase in group health insurance expense resulted from increases in staff count and the rates being charged by insurance carriers and the decrease in retirement plan expense resulted from an increase in the discount rate and favorable performance of plan assets.  The increase in occupancy and equipment expense is primarily due to the operating costs of new branches and depreciation of the Bank’s facilities and equipment.  The increase in marketing expense is largely due to new branch and deposit account promotions.  The decrease in consulting fees is mainly due to a charge of $800,000 in the second quarter of 2016 for advisory services rendered in connection with renegotiating the Bank’s data processing contract.  The decrease in computer and telecommunications expense reflects the cost savings arising from this renegotiation and one-time expenses of approximately $126,000 incurred in the 2016 period related to changes in the Corporation’s network and security systems.  The decrease in FDIC insurance expense is attributable to a lower FDIC assessment rate effective July 1, 2016, partially offset by a growth-related increase in the assessment base.

Securities gains of $74,000 in the first nine months of 2017 are primarily attributable to a deleveraging transaction executed in the first quarter.  This transaction involved the sale of approximately $40 million of available-for-sale mortgage-backed securities and use of the resulting proceeds to pay down short-term borrowings.  During the second quarter of 2016, the Bank also executed a deleveraging transaction.   That transaction involved the sale of $40.3 million of mortgage-backed securities at a gain of $1,795,000 and the prepayment of $30 million of long-term debt at a cost of $1,756,000.  These deleveraging transactions were undertaken to eliminate inefficient leverage and accrete Tier 1 leverage capital.

The $1.7 million increase in the provision for loan losses is mainly due to more loan growth in the current nine-month period, the establishment of a specific reserve of $820,000 on one impaired loan and a decrease of $382,000 in specific reserves on loans individually deemed to be impaired in the same period last year.  Also contributing to the increase was a larger decline in historical loss rates in the 2016 period than the current nine-month period.  The impact of these items was partially offset by improved economic conditions in the first nine months of 2017.  The $820,000 specific reserve was established on one impaired loan with a current outstanding balance of $6.9 million that was transferred to nonaccrual status during the second quarter of 2017.

The $1.8 million increase in income tax expense is mainly attributable to higher pre-tax earnings in the first nine months of 2017 than the same period last year and a decline in the amount of pre-tax income from tax-exempt securities.  The impact of these items was partially offset by larger tax benefits derived from BOLI and the vesting and exercise of stock awards in the current nine-month period.  The vesting and exercise of stock awards resulted in tax benefits of $630,000 and $301,000 in the first nine months of 2017 and 2016, respectively.

Analysis of Earnings – Third Quarter 2017 Versus Third Quarter 2016

Net income for the third quarter of 2017 was $9.3 million, representing an increase of $1.3 million, or 16.8%, over $8.0 million earned in the third quarter of last year.  The increase is primarily attributable to increases in net interest income of $3.0 million and income from BOLI of $66,000.  These items were partially offset by increases in salaries of $694,000, employee benefits expense of $138,000, occupancy and equipment expense of $159,000 and income tax expense of $730,000.  Third quarter variances occurred for substantially the same reasons discussed above with respect to the nine-month periods.

Analysis of Earnings – Third Quarter Versus Second Quarter 2017

Net income for the third quarter of 2017 increased $209,000 over the second quarter.  The increase is primarily attributable to an increase in net interest income of $910,000 and decreases in the provision for loan losses of $171,000 and marketing expense of $248,000.  These items were partially offset by increases in salaries of $144,000 and income tax expense of $764,000 and second quarter refunds of sales taxes and telecommunications charges of $155,000.  The increase in net interest income is due to higher prepayment fees and late charges of $700,000 and growth in the average balance of loans.  The increase in salaries occurred for substantially the same reasons discussed above with respect to the nine-month periods.  The increase in income tax expense is mainly attributable to higher pretax earnings and a $279,000 decrease in tax benefits derived from the vesting and exercise of stock awards.  The decrease in the provision for loan losses is primarily due to lower loan growth in the third quarter and the fact that the aforementioned $820,000 specific reserve was established in the second quarter.  The impact of these items was partially offset by an adjustment made in the second quarter to reflect improved conditions in the local housing market.

Asset Quality

The Bank’s allowance for loan losses to total loans of 1.17% at September 30, 2017 was virtually unchanged from 1.18% at December 31, 2016.  The provision for loan losses was $3.2 million and $1.5 million in the first nine months of 2017 and 2016, respectively.  The provision in each period was largely driven by loan growth.  The provision in the first nine months of 2017 was also driven by the establishment of the aforementioned specific reserve as partially offset by improvement in the local housing market and overall economic conditions.  The provision in the 2016 period benefitted more than the current period provision from a decline in historical loss rates.

The overall credit quality of the Bank’s loan portfolio remains excellent.  Nonaccrual loans amounted to $8.9 million, or .32% of total loans outstanding, at September 30, 2017, compared to $2.6 million, or .10%, at December 31, 2016.  The increase is primarily attributable to one impaired loan previously mentioned, partially offset by paydowns and loans returned to an accrual status based on the demonstrated ability of the borrowers to service their debt.  Troubled debt restructurings amounted to $1.2 million, or .04% of total loans outstanding, at September 30, 2017, representing a decrease of $377,000 from year-end 2016.  Of the troubled debt restructurings at quarter-end, $1.0 million are performing in accordance with their modified terms and $159,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans.  The $377,000 decrease in troubled debt restructurings was primarily attributable to the payoff of one loan and the paydown on another loan.  Loans past due 30 through 89 days amounted to $1.7 million, or .06% of total loans outstanding, at September 30, 2017, compared to $1.1 million, or .04%, at December 31, 2016.  Management does not believe that the increases in nonaccrual loans and loans past due 30 through 89 days are indicative of a deterioration in the overall credit quality of the Bank’s loan portfolio.

The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 60% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities.  The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies.  In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.  On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 9.2%, 15.3%, 15.3% and 16.6%, respectively, at September 30, 2017.  The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

During the first quarter of 2017, the Corporation’s Board of Directors increased the amount of stock that an individual can purchase on a quarterly basis under the stock purchase component of the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) from $50,000 to $75,000.  This change is providing additional capital that is being used to accommodate balance sheet growth.  Common stock issued under the Plan relating to 2017 dividend declarations totaled $18.7 million.  Future levels of dividend reinvestment and stock purchases cannot be projected.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system on Long Island and in the New York City boroughs of Queens and Brooklyn.  With respect to loan growth, the Bank will continue to prudently manage concentration risk and further develop its broker and correspondent relationships.  Small business credit scored loans, equipment finance loans and SBA loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact of the low rate environment on the Bank’s earnings.

The Bank’s growing branch distribution system consists of forty-eight branches in Nassau and Suffolk Counties, Long Island and the boroughs of Queens, Brooklyn and Manhattan.  The Bank expects to open four to six more branches in Queens and Brooklyn by the end of 2018 and continues to evaluate sites for further branch expansion.  In addition to loan and deposit growth, management is also focused on growing noninterest income from existing and potential new sources, which may include the development or acquisition of fee-based businesses.

Challenges We Face

Beginning in December 2015, there have been four twenty-five basis point increases in the federal funds target rate to its current level of 1% to 1.25%.  These increases have exerted upward pressure on non-maturity deposit rates and have caused such rates to trend upward.  Further increases in the federal funds target rate are expected in the foreseeable future.  At the same time, the Bank generally lends and invests at a spread to intermediate and long-term interest rates which remain relatively low and without what management believes to be near term prospects for meaningful improvement.  This together with significant price competition for loans in the Bank’s marketplace have resulted in suboptimal investing and lending rates.  The mortgage loan pipeline of $118 million at the most recent quarter end is down from $177 million at the end of last quarter and $193 million at year end 2016.  The decrease in the pipeline is reflective of, among other things, the Bank’s pricing of loans relative to the market and a softening of demand by quality borrowers.  These factors could cause loan growth in the upcoming quarters to be lower than that experienced thus far this year.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight.  The markets expect that regulatory relief and tax reform will be forthcoming, but the timing, magnitude and positive impact of any such changes are yet to be determined.  In the current environment, banking regulators are increasingly concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, cyber security and predatory sales practices.  Regulatory requirements and enhanced oversight are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	9/30/17	12/31/16
	(dollars in thousands)
Assets:
Cash and cash equivalents	$39,880	$36,929

Investment securities:
Held-to-maturity, at amortized cost (fair value of $9,219 and $11,637)	9,076	11,387
Available-for-sale, at fair value	722,972	815,299
	732,048	826,686
Loans:
Commercial and industrial	126,794	126,038
Secured by real estate:
Commercial mortgages	1,117,628	1,085,198
Residential mortgages	1,498,992	1,238,431
Home equity lines	86,839	86,461
Consumer and other	7,051	9,293
	2,837,304	2,545,421
Allowance for loan losses	(33,146)	(30,057)
	2,804,158	2,515,364

Restricted stock, at cost	28,681	31,763
Bank premises and equipment, net	36,993	34,361
Bank-owned life insurance	59,254	33,097
Pension plan assets, net	17,418	17,316
Other assets	14,710	14,804
	$3,733,142	$3,510,320
Liabilities:
Deposits:
Checking	$864,281	$808,311
Savings, NOW and money market	1,684,721	1,519,749
Time, $100,000 and over	197,927	178,918
Time, other	113,409	101,739
	2,860,338	2,608,717

Short-term borrowings	91,919	207,012
Long-term debt	426,962	379,212
Accrued expenses and other liabilities	10,186	9,481
Deferred income taxes payable	780	68
	3,390,185	3,204,490
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares;
Issued and outstanding, 24,382,787 and 23,699,107 shares	2,438	2,370
Surplus	118,885	101,738
Retained earnings	220,461	203,326
	341,784	307,434
Accumulated other comprehensive income (loss), net of tax	1,173	(1,604)
	342,957	305,830
	$3,733,142	$3,510,320

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/17	9/30/16	9/30/17	9/30/16
	(dollars in thousands)
Interest and dividend income:
Loans	$71,810	$60,844	$25,173	$20,789
Investment securities:
Taxable	5,883	5,920	1,806	2,010
Nontaxable	10,112	10,256	3,358	3,433
	87,805	77,020	30,337	26,232
Interest expense:
Savings, NOW and money market deposits	4,974	3,833	1,909	1,490
Time deposits	3,986	3,910	1,437	1,236
Short-term borrowings	986	154	257	23
Long-term debt	5,703	5,458	2,031	1,792
	15,649	13,355	5,634	4,541
Net interest income	72,156	63,665	24,703	21,691
Provision for loan losses	3,203	1,510	1,122	1,118
Net interest income after provision for loan losses	68,953	62,155	23,581	20,573

Noninterest income:
Investment Management Division income	1,565	1,498	515	508
Service charges on deposit accounts	2,119	1,979	725	689
Net gains on sales of securities	74	1,868	16	24
Other	2,878	2,154	911	793
	6,636	7,499	2,167	2,014
Noninterest expense:
Salaries	17,944	16,437	6,082	5,388
Employee benefits	5,428	5,148	1,837	1,699
Occupancy and equipment	7,524	6,923	2,503	2,344
Debt extinguishment	—	1,756	—	—
Other	8,314	9,013	2,639	2,543
	39,210	39,277	13,061	11,974
Income before income taxes	36,379	30,377	12,687	10,613
Income tax expense	8,823	7,015	3,345	2,615
Net income	$27,556	$23,362	$9,342	$7,998

EARNINGS PER SHARE

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/17	9/30/16	9/30/17	9/30/16
	(dollars in thousands, except per share data)

Net income	$27,556	$23,362	$9,342	$7,998
Income allocated to participating securities	101	99	34	34
Income allocated to common stockholders	$27,455	$23,263	$9,308	$7,964

Weighted average:
Common shares	24,096,079	22,437,947	24,332,939	23,497,362
Dilutive stock options and restricted stock units	253,715	265,891	247,127	265,026
	24,349,794	22,703,838	24,580,066	23,762,388
Per Share:
Basic EPS	$1.14	$1.04	$.38	$.34
Diluted EPS	1.13	1.02	.38	.34
Cash Dividends Declared	.43	.41	.15	.14

FINANCIAL RATIOS

(Unaudited)

ROA	1.01%	.95%	.99%	.94%
ROE	11.23%	10.98%	10.85%	10.26%
Net Interest Margin	2.92%	2.89%	2.94%	2.86%
Dividend Payout Ratio	38.05%	40.20%	39.47%	41.18%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	9/30/17		12/31/16
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,671		$1,106
Past due 90 days or more and still accruing	—		621
Nonaccrual	8,789		1,770
	10,460		3,497
Troubled debt restructurings:
Performing according to their modified terms	1,009		757
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	159		788
	1,168		1,545
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,009		757
Past due 30 through 89 days	1,671		1,106
Past due 90 days or more and still accruing	—		621
Nonaccrual	8,948		2,558
	11,628		5,042
Other real estate owned	—		—
	$11,628		$5,042

Allowance for loan losses	$33,146		$30,057
Allowance for loan losses as a percentage of total loans	1.17%		1.18%
Allowance for loan losses as a multiple of nonaccrual loans	3.7	x	11.8	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Nine Months Ended September 30,
	2017			2016
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$24,457	$191	1.04%	$36,434	$140.51%
Investment securities:
Taxable	337,941	5,692	2.25	367,569	5,780	2.10
Nontaxable (1)	460,156	15,556	4.51	465,054	15,779	4.52
Loans (1)	2,721,229	71,820	3.52	2,322,461	60,854	3.49
Total interest-earning assets	3,543,783	93,259	3.51	3,191,518	82,553	3.45
Allowance for loan losses	(31,604)			(27,860)
Net interest-earning assets	3,512,179			3,163,658
Cash and due from banks	31,791			30,504
Premises and equipment, net	35,405			31,236
Other assets	85,944			58,876
	$3,665,319			$3,284,274
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,627,152	4,974.41		$1,483,338	3,833.35
Time deposits	301,499	3,986	1.77	302,001	3,910	1.73
Total interest-bearing deposits	1,928,651	8,960.62		1,785,339	7,743.58
Short-term borrowings	138,523	986.95		44,193	154.47
Long-term debt	401,889	5,703	1.90	373,798	5,458	1.95
Total interest-bearing liabilities	2,469,063	15,649.85		2,203,330	13,355.81
Checking deposits	859,805			780,980
Other liabilities	8,522			15,668
	3,337,390			2,999,978
Stockholders' equity	327,929			284,296
	$3,665,319			$3,284,274

Net interest income (1)		$77,610			$69,198
Net interest spread (1)			2.66%			2.64%
Net interest margin (1)			2.92%			2.89%

 (1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.54 for each period presented using the statutory Federal income tax rate of 35%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-

looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 9, 2017, after it is electronically filed with the Securities and Exchange Commission (“SEC”).  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.